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                                                                     Exhibit 3.8

                             BRANDYWINE REALTY TRUST

                             ARTICLES SUPPLEMENTARY

                 CLASSIFYING AND DESIGNATING 2,760,000 PREFERRED
                      SHARES AS 7.375% SERIES D CUMULATIVE
                           REDEEMABLE PREFERRED SHARES

                  Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Under the power contained in Section 6.3 of the Trust's Declaration of Trust (as amended and restated to date, the "Declaration of Trust"), the Board of Trustees (the "Board"), by resolutions duly adopted on January 28, 2004, reduced to 2,000,000 the number of shares that are classified and designated as 7.50% Series C Cumulative Redeemable Preferred Shares by reclassifying 2,600,000 unissued 7.50% Series C Cumulative Redeemable Preferred Shares as 2,600,000 Preferred Shares (as defined in the Declaration of Trust), subject to further classification or reclassification and issuance by the Board, with such reduction and reclassification effective as of the filing of these Articles Supplementary.

                  SECOND: Under a power contained in Article 6 of the Declaration of Trust, the Board, by resolutions duly adopted on January 28, 2004, classified and designated 2,760,000 7.375% Series D Cumulative Redeemable Preferred Shares, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares (which upon any restatement of the Declaration of Trust will become a part of Article 6 thereof, with any necessary or appropriate changes to the numbering or lettering thereof) as follows:

             7.375% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES

         A. Designation and Amount. The shares of such series shall be designated "7.375% Series D Cumulative Redeemable Preferred Shares" (the "Series D Preferred Shares") and the number of shares constituting such series shall be 2,760,000. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series D Preferred Shares shall be subject in all cases to the provisions of Section 6.6 of the Declaration of Trust regarding limitations on beneficial and constructive ownership of the Trust's shares of beneficial interest.

         B. Distributions and Distribution Rights.

                  1. Holders of Series D Preferred Shares shall be entitled to receive, when, as and if declared by the Board of the Trust, out of assets of the Trust legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 7.375% per annum of the $25.00 liquidation preference. Such distributions shall be cumulative from and including the date of original issue by the Trust of the Series D Preferred Shares and shall be payable quarterly in arrears on the 15th day of January,


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April, July and October of each year or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The first distribution shall be paid on April 15, 2004. Such first distribution and any distribution payable on the Series D Preferred Shares for any other partial distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the shareholder records of the Trust at the close of business on the applicable record date, which shall be the 30th day of the calendar month preceding the month in which the applicable Distribution Payment Date falls or on such other date designated by the Board for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

                  2. No distributions on the Series D Preferred Shares shall be declared by the Board or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  3. Notwithstanding anything contained herein to the contrary, distributions on the Series D Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are declared. Accrued but unpaid distributions on the Series D Preferred Shares shall accumulate as of the Distribution Payment Date on which they first become payable.

                  4. Except as set forth in the next sentence, no distributions shall be declared or paid or set apart for payment on any of the Trust's common shares of beneficial interest, $.01 par value ("Common Shares"), or shares of any other class or series of shares of beneficial interest of the Trust ranking, as to distributions, on a parity with or junior to the Series D Preferred Shares (other than a distribution paid in Common Shares or in shares of any other class or series of shares of beneficial interest ranking junior to the Series D Preferred Shares as to distributions and upon liquidation) for any period unless full cumulative distributions on the Series D Preferred Shares for all past distribution periods and the then current distribution period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Shares and the shares of any other series of preferred shares ranking on a parity as to distributions with the Series D Preferred Shares, all distributions declared upon the Series D Preferred Shares and any other series of preferred shares ranking on a parity as to distributions with the Series D Preferred Shares shall be declared pro rata so that the amount of distributions declared per share of Series D Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series D Preferred Shares and such other series of preferred shares (which shall not include any accrual in respect of unpaid distributions on such other series of preferred shares for prior distribution periods if such other series of preferred shares does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D Preferred Shares which may be in arrears.



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                  5. Except as provided in Section 24, unless full cumulative distributions on the Series D Preferred Shares shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to the Series D Preferred Shares as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other shares of beneficial interest of the Trust ranking junior to or on parity with the Series D Preferred Shares as to distributions or amounts upon liquidation nor shall any Common Shares, or any other shares of beneficial interest of the Trust ranking junior to or on a parity with the Series D Preferred Shares as to distributions or upon liquidation, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to the Series D Preferred Shares as to distributions and upon liquidation and except for the acquisition of shares that have been designated as "Excess Shares" in accordance with the terms of the Declaration of Trust).

                  6. Holders of Series D Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series D Preferred Shares as provided above. Any distribution payment made on the Series D Preferred Shares shall first be credited against the earliest accrued but unpaid distributions due with respect to such shares which remains payable.

         C. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, the holders of Series D Preferred Shares shall be entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of payment (whether or not declared), before any distribution or payment shall be made to holders of Common Shares or any other class or series of shares of beneficial interest of the Trust ranking junior to the Series D Preferred Shares as to liquidation rights. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Series D Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with the Series D Preferred Shares in the distribution of assets, then the holders of the Series D Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series D Preferred Shares shall be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

The consolidation or merger of the Trust with or into any other trust, partnership, limited liability company, corporation, or other entity or of any other trust, partnership, limited liability company, corporation or other entity with or into the Trust, or the sale, lease or conveyance of all or substantially


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all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

         D. Redemption.

                  1. Series D Preferred Shares shall not be redeemable prior to February 27, 2009; provided, however, that the Trust may, prior to such date and in accordance with the terms of the Declaration of Trust, purchase Series D Preferred Shares designated as "Excess Shares" thereunder. On or after February 27, 2009, the Trust, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid distributions thereon up to and including the date fixed for redemption (except as provided below), without interest. If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the Series D Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method determined by the Trust. Holders of Series D Preferred Shares to be redeemed shall surrender such Series D Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series D Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series D Preferred Shares so called for redemption, then from and after the redemption date distributions shall cease to accrue on such Series D Preferred Shares, such Series D Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. Nothing herein shall prevent or restrict the Company's right or ability to purchase, from time to time either at a public or a private sale, of all or any part of the Series D Preferred Shares at such price or prices as the Company may determine, subject to the provisions of applicable law.

                  2. Unless full cumulative distributions on all Series D Preferred Shares shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past distribution periods and the then current distribution period, no Series D Preferred Shares shall be redeemed unless all outstanding Series D Preferred Shares are simultaneously redeemed and the Trust shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Shares (except by exchange for Common Shares or other shares of beneficial interest of the Trust ranking junior to the Series D Preferred Shares as to distributions and amounts upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Trust in accordance with the terms of the Declaration of Trust of shares of the Trust designated as "Excess Shares" thereunder or the purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares.

                  3. Notice of redemption shall be mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series D Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to a


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holder to whom notice was defective or not given. Each notice shall state (i)
the redemption date; (ii) the redemption price; (iii) the number of Series D Preferred Shares to be redeemed; (iv) the place or places where certificates for Series D Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series D Preferred Shares to be redeemed shall cease to accrue on such redemption date. If fewer than all of Series D Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series D Preferred Shares held by such holder to be redeemed.

                  4. Immediately prior to any redemption of Series D Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series D Preferred at the close of business of such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before such Distribution Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Shares for which a notice of redemption has been given.

                  5. All of the Series D Preferred Shares redeemed or repurchased pursuant to this Section 4 shall be retired and shall be restored to the status of authorized and unissued preferred shares, without designation as to series and may thereafter be reissued as shares of any series of preferred shares.

                  6. The Series D Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series D Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in the Declaration of Trust) shall be subject to the provisions of Article 6 of the Declaration of Trust.

         E. Voting Rights.

                  1. Holders of the Series D Preferred Shares shall not have any voting rights, except as provided by applicable law and as set forth in this
Section 5.

                  2. Whenever distributions on any Series D Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Distribution Default"), the holders of such Series D Preferred Shares (voting together as a single class with all other classes or series of shares of beneficial interest of the Trust ranking on parity with the Series D Preferred Shares as to distributions and upon voluntary and involuntary liquidation, dissolution or winding up of the Trust upon which like voting rights have been conferred and are exercisable ("Parity Preferred Shares")) shall be entitled, together with the other outstanding shares of Parity Preferred to elect two additional Trustees to the Board (the "Preferred Trustees") who shall each be elected for one-year terms. Such election shall be at a special meeting called by the holders of record of at least 10% of the outstanding Series D Preferred Shares or the holders of shares of any other series of Parity Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or, if the request for a special meeting of the shareholders is received less by the Trust less than 90 days before the date fixed for the next


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annual or special meeting of the shareholders, at the next annual or special meeting of shareholders, and at each subsequent annual meeting until all of the distributions on the Series D Preferred Shares for the past distribution periods and the distribution for the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full. For the avoidance of doubt, at no time shall holders of Parity Preferred Shares be entitled to elect more than two Parity Preferred Trustees to serve concurrently on the Board of the Trust in accordance with the voting rights set forth in this Section 5(b) (and in any similar sections set forth in Articles Supplementary with respect to such other Parity Preferred Shares).

                  3. If and when all accumulated distributions on the Series D Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series D Preferred Shares shall be divested of the voting rights set forth in Section 5(b) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions have been paid in full or set aside for payment in full on all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate and the number of trustees of the Trust shall be automatically decreased by two. So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if there is no such remaining trustee, by vote of holders of a majority of the outstanding Series D Preferred Shares and any other series of Parity Preferred Shares voting as a single class. Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than the vote of, the holders of record of a majority of the outstanding Series D Preferred Shares when they have the voting rights set forth in Section 5(b) (voting together as a single class with all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

                  4. So long as any Series D Preferred Shares remain outstanding, the Trust shall not without the affirmative vote or consent of the holders of two-thirds of the Series D Preferred Shares and each other class or series of Parity Preferred Shares outstanding at the time (voting together as a single class), given in person or by proxy, either in writing or at a meeting, will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series D Preferred Shares with respect to payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Trust or reclassify any authorized shares of beneficial interest of the Trust into such shares of beneficial interest, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of beneficial interest; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or these Articles Supplementary, whether by merger, consolidation, transfer or otherwise, or consummate a merger or consolidation involving the Trust (any such merger or consolidation, an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares or the holders thereof; provided however, with respect to any of the Events set forth in (ii) above, the occurrence of any such Event shall not be deemed to materially adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares or the holders thereof if (a) immediately after any such Event the Trust is the surviving entity and there are no outstanding


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equity securities ranking, as to the distribution rights or liquidation preference, senior to the Series D Preferred Shares other than the equity securities of the Trust outstanding and the terms thereof remain unchanged prior to such Event and the Series D Preferred Shares remain outstanding and the terms thereof remain unchanged or (b) immediately after any such Event the Trust is not the surviving entity and as a result of the Event, the holders of the Series D Preferred Shares receive shares of equity securities with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the Series D Preferred Shares and there are no outstanding shares of equity securities of the surviving entity ranking, as to distribution rights or liquidation preference, senior to the Series D Preferred Shares other than the equity securities issued in respect of the equity securities of the Trust outstanding prior to such Event. Except as may be required by law, holders of Series D Preferred Shares shall not be entitled to vote with respect to (A) any increase or decrease in the total number of authorized common shares or preferred shares, (B) any increase, decrease or issuance of any series of shares of beneficial interest including the Series D Preferred Shares, (C) the creation or issuance of any other series of shares of beneficial interest, in each case referred to in clauses (A), (B) or (C) above, ranking on a parity with or junior to the Series D Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up. Except as provided above and required by law, the holders of Series D Preferred Shares are not entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or of substantially all of the assets of the Trust.

                  5. The foregoing voting provisions of this Section 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

                  6. In any matter in which the Series D Preferred Shares may vote (as expressly provided herein or as may be required by law), each of the Series D Preferred Shares shall be entitled to one vote per each $25.00 in liquidation preference.

         F. Conversion. The Series D Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Trust.

         G. Ranking. The Series D Preferred Shares shall, with respect to distribution rights and rights upon liquidation, dissolution or winding-up of the Trust, rank (a) senior to the Common Shares and to all equity securities ranking junior to such Series D Preferred Shares; (b) on a parity with the 7.25% Series A Cumulative Convertible Preferred Shares, with the 7.50% Series C Cumulative Redeemable Preferred Shares and with other series of preferred shares ranking on a parity as to distributions with the Series D Preferred Shares; and
(c) junior to all equity securities issued by the Trust (in accordance with these Articles Supplementary) the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Shares. For purposes of this Section 7, the term "equity securities" does not include convertible debt securities.

         H. Exclusion of Other Rights. The Series D Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or


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conditions of redemption other than as expressly set forth in the Declaration of
Trust and in these Articles Supplementary.

         I. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         J. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares set forth in the Declaration of Trust and these Articles Supplementary is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series D Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

         K. No Preemptive Rights. No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Trust.

                  THIRD: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.






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                  IN WITNESS WHEREOF, Brandywine Realty Trust has caused these
Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 5th day of February, 2004.





ATTEST:                                       BRANDYWINE REALTY TRUST



By:      /s/ Brad A. Molotsky                 By:      /s/ Gerard H. Sweeney
    ----------------------------------            --------------------------
      Brad A. Molotsky, Secretary                   Gerard H. Sweeney
                                                    President and
                                                    Chief Executive Officer











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